Exhibit 99.1

FOR IMMEDIATE RELEASE:	Nov. 22, 2004
Contacts
Media:	QLogic Media:	Investors:
Kathleen Sullivan	Gerry Ansel
Office: (720) 558-4435	QLogic Corporation	Renee Lyall
Cell: (720) 480-5501	Phone: 949/389-7664	Office: (720) 558-4629
press.release@mcdata.com	gerry.ansel@qlogic.com	renee.lyall@mcdata.com

QLogic and McDATA Co-Develop Embedded Switches for Blade Servers

     BROOMFIELD, Colo. and ALISO VIEJO, Calif. – Nov. 22, 2004 – QLogic Corp. (Nasdaq:QLGC) and McDATA Corporation, (Nasdaq: MCDTA/MCDT), today announced they would co-develop an embedded Fibre Channel switch for blade servers as part of an exclusive multi-year alliance. The server-embedded and McDATA-interoperable switch blade will complement McDATA best-in-class Directors, fabric switches and multi-protocol SAN routers. This will provide customers with another option to extend a McDATA fabric from the core of the SAN to the rapidly expanding population of blade servers at the edge. The new embedded blade server switch is scheduled for OEM qualification in McDATA’s fiscal fourth quarter of 2004 and will be sold through select QLogic and McDATA OEMs.

QLogic and McDATA Alliance
     The first embedded blade server switch co-developed by the two companies will incorporate QLogic switch hardware plus firmware that enables interoperability in McDATA fabrics. The embedded blade server switch features a suite of advanced features for the enterprise including McDATA-mode interoperability from core-to-edge, open exchange of management data, zoning, security and partitioning.

     The exclusive alliance between QLogic and McDATA is based solely on server-embedded switches and will be in full compliance with FC-SW open standards. In the future, the two companies intend to build on their alliance and bring to market increasing levels of interoperability, value-added end-to-end management, security and performance services.

     “A large cross section of Global 2000 corporations, SAN VARs and storage OEMs are already integrating McDATA directors and QLogic bladed server switches,” said Tony Asaro, Enterprise Strategy Group. “A seamless interoperable McDATA core-to-bladed server offering will simplify SAN connectivity for customers, as well as expand market opportunities for McDATA and QLogic in the hot bladed server market.”

     Enterprise customers are including blade servers as a key component of their IT consolidation strategies to enable greater efficiency and manageability, serviceability and higher levels of utilization. According to IDC, it is estimated that the blade server and blade switch market will reach more than $4.3 billion by 2006.

QLogic SAN Infrastructure for Bladed Servers
Developer of the world’s first embedded SAN infrastructure for bladed servers, QLogic is the leading supplier of Fibre Channel switch modules and HBAs for bladed servers. Single-chip HBAs, switches and management controllers from QLogic provide fast, reliable and scalable storage expansion in an ultra-compact form-factor.

McDATA Storage Network Solutions
McDATA Intrepid® Directors - Built on 20 years of networking experience, McDATA Intrepid Series Directors provides ultra-high availability to larger storage networks and mainframe FICON environments and are the unsurpassed platform for building powerful, reliable and flexible storage networks.

McDATA Sphereon™ Fabric Switches are the preferred choice for companies that want unprecedented connectivity on demand. These cost-effective switches let customers pay for only the ports they use, they’re the perfect building blocks for today’s small and mid-sized enterprise applications.

McDATA Eclipse™ SAN Routers unify storage and IP networking architectures to deliver unprecedented scalability, distance-independence and multi-protocol access to traditional SANs. They provide the performance and scalability required for large enterprise applications, while also being cost-effective for small and mid-sized enterprise applications.

Powered by QLogic
Since 1993, over 50 million QLogic products have shipped inside servers, workstations, RAID subsystems, tape libraries, disk and tape drives. These products were delivered to small, medium and large enterprises around the world. Powering solutions from leading companies like Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, NEC, Network Appliance, Quantum, StorageTek and Sun Microsystems, the broad line of QLogic controller chips, host bus adapters, network switches and management software move data from storage devices through the network fabric to servers. A member of the S&P 500 and NASDAQ 100, QLogic was named to the following during fiscal year 2004: (i) Fortune’s 100 Fastest Growing Companies list for the fourth consecutive year; (ii) Forbes’ Best 200 Small Companies for the fifth consecutive year; and (iii) Business Week’s list of 100 Hot Growth Companies. For more information visit www.qlogic.com.

About McDATA (www.McDATA.com)
McDATA (Nasdaq: MCDTA/MCDT) is the only vendor today uniquely positioned to deliver a unified information infrastructure— key to enabling a world where digital data is instantly transformed into useful information, accessed—anytime, anywhere. With more than 20 years of storage networking experience, McDATA’s comprehensive product portfolio enables partners and customers around the world to reduce the total cost of storage management today and be ready to adapt to the real-time information demands of tomorrow. Trusted in the world’s largest data centers, McDATA connects more than two-thirds of all the world’s networked data, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data.

Forward-Looking Statements
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our relationships with EMC, IBM and HDS and the level of their orders, aggressive price competition by numerous other SAN and IP switch suppliers, OEM qualification of our new products, manufacturing constraints and other risk factors that are disclosed in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise